TBPE REGISTERED ENGINEERING FIRM F-1580                           FAX (713) 651-0849
1100 LOUISIANA    SUITE 4600 HOUSTON, TEXAS 77002-5294     TELEPHONE (713) 651-9191

EXHIBIT 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Adams Resources & Energy, Inc. for the year ended December 31, 2014 (the “Annual Report”).  We hereby further consent to the inclusion in the Annual Report of our report entitled “Adams Resources Exploration Corporation – Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests – SEC Parameters – As of December 31, 2014” and to the inclusion of our report dated February 16, 2015 as an exhibit to the Annual Report.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
March 10, 2015